EXHIBIT 99.1

Facebook Announces Pricing of Follow-On Offering

MENLO PARK, Calif., Dec. 20, 2013 – Facebook, Inc. (NASDAQ:FB) today announced the pricing of its underwritten registered public offering of 70,000,000 shares of its Class A common stock at a price to the public of $55.05 per share. A total of 27,004,761 shares are being offered by Facebook, and a total of 42,995,239 shares are being offered by certain selling stockholders, including 41,350,000 shares offered by Mark Zuckerberg. Closing of the offering is expected to occur on December 26, 2013, subject to customary closing conditions.

Standard & Poor’s, a division of McGraw-Hill Financial Inc. (S&P), announced that, effective as of the close of trading on December 20, 2013, it included Facebook’s Class A common stock in the S&P 500 Index, which is comprised of 500 common stocks that S&P selects. Shares of Facebook’s Class A common stock will be offered primarily to index funds whose portfolios are primarily based on stocks included in the S&P 500 Index.

Facebook intends to use the net proceeds of the offering for working capital and other general corporate purposes. Facebook will not receive any proceeds from the sale of shares by the selling stockholders. Facebook expects that the majority of the net proceeds Mr. Zuckerberg will receive upon the sale of shares in the offering will be used to satisfy taxes that he incurred in connection with his exercise, in full, of an outstanding stock option to purchase 60,000,000 shares of Class B common stock.

J.P. Morgan, BofA Merrill Lynch, Morgan Stanley and Barclays are serving as joint bookrunners for the offering. BNP PARIBAS, Citigroup, RBC Capital Markets, Credit Suisse, HSBC, RBS, Standard Chartered, Piper Jaffray and Allen & Company LLC are serving as co-managers for the offering.

An effective registration statement relating to the securities was filed with the Securities and Exchange Commission on December 19, 2013. The offering is being made only by means of an effective shelf registration statement, including a preliminary prospectus and final prospectus, copies of which may be obtained, when available, by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (Tel: +1 866 803 9204); BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038, (e-mail: dg.prospectus_requests@baml.com); Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, (Tel: +1 866 718 1649, e-mail: prospectus@morganstanley.com); or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (Tel: +1 888 603 5847, e-mail: barclaysprospectus@broadridge.com).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.